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                                                                     EXHIBIT 4.7


                           NOVA CHEMICALS CORPORATION
                        PRO FORMA EARNINGS COVERAGE RATIO
                           (MILLIONS OF U.S. DOLLARS)

PRO FORMA EARNINGS COVERAGE FOR THE TWELVE MONTHS ENDED DECEMBER 31:

                                              2003                 2002
                                           (UNAUDITED)          (UNAUDITED)
                                           -----------          -----------
NET INCOME (LOSS)                               $ 28                 $(81)
INTEREST EXPENSE                                  92                   90
INCOME TAX (RECOVERY)                            (61)                 (13)
                                            ---------            ---------
                                                $ 59                 $ (4)
                                            =========            =========

ANNUAL INTEREST REQUIREMENT                     $118                 $116
                                            =========            =========

PRO FORMA EARNINGS COVERAGE                      0.5X                   -X
                                            =========            =========

Pro forma earnings coverage is equal to net income (loss) before interest expense on long-term debt and income taxes, for the preceding 12 months, divided by annual interest requirements on long-term debt. For purposes of calculating the pro forma financial ratio, set forth above, long-term debt includes the current portion of long-term debt and the notes exchanged in this offering.

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                           NOVA CHEMICALS CORPORATION
                           EARNINGS COVERAGE RATIO (1)

                                               December 31
                                             -----------------
                                             2003         2002
                                             ----         ----
                                                (UNAUDITED)
Pro forma earnings coverage for the
   twelve months ended(2):                   0.5X           -X


Notes:

(1) Calculated in accordance with Canadian securities law disclosure requirements.

(2) Pro forma earnings coverage is equal to net income (loss) before interest expense on long-term debt and income taxes, for the preceding 12 months, divided by annual interest requirements on long-term debt. For purposes of calculating the pro forma financial ratio, set forth above, long-term debt includes the current portion of long-term debt and the notes exchanged in this offering. (3) See attached for detailed calculation of the above coverage ratio.

For purposes of calculating this financial ratio, long-term debt includes the long-term debt installments due within one year.